Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in Valhi, Inc.'s (i) Registration Statement (Form S-8 Nos. 33-53633, 33-48146, 33-41507 and 33-21758)
and related Prospectus pertaining to the Valhi, Inc. 1987 Incentive Stock Option
- Stock Appreciation Rights Plan, (ii) Registration Statement (Form S-8 No. 33-41508) and related Prospectus pertaining to the Valhi, Inc. 1990 Non-Employee Director Stock Option Plan and (iii) Registration Statement (Form S-8 No. 333-48391) and related Prospectus pertaining to the Valhi, Inc. 1997 Long-Term Incentive Plan, of our report dated March 19, 1999, on our audits of the consolidated financial statements and financial statement schedules of Valhi, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 1998.




                                                  PricewaterhouseCoopers LLP
Dallas, Texas
March 24, 1999